NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Fourth Quarter and 2005 Results

Utica, N.Y., January 18, 2006 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter and year ended December 31, 2005. Net income was $6.5 million, or $0.14 per diluted share for the fourth quarter, compared to $4.0 million, or $0.08 per diluted share for the fourth quarter of 2004. Included in the 2004 fourth quarter results was an after-tax non-cash charge of $1.7 million, or $0.03 per diluted share, for an other-than-temporary impairment of Fannie Mae preferred stock held by the Company. Net income for the year ended December 31, 2005 was $32.8 million, or $0.68 per diluted share, compared with $12.1 million or $0.33 per share for 2004. The 2005 results were positively impacted by the acquisition of BSB Bancorp ("BSB") in July 2004 and a negative provision for loan losses, while 2004 results included acquisition and conversion expenses of $5.1 million relating to the BSB acquisition. The $9.0 million negative provision for loan losses in 2005, which was recognized in the third quarter, compares with a provision for loan losses of $1.2 million in the year ended December 31, 2004.

In addition to reporting our results of operations in accordance with Generally Accepted Accounting Principles (GAAP), we also report our "Core Operating Earnings." Core operating earnings were $7.8 million for the fourth quarter of 2005, a 3.1% decrease from the $8.1 million in the fourth quarter of 2004. Core operating earnings were $33.9 million for the year ended December 31, 2005, a 56.3% increase from the $21.7 million in 2004. Our core operating earnings is net income, as reported on a GAAP basis, adjusted to exclude certain large non-cash items which effect the reporting of results of operations, such as net amortization of fair market value adjustments on net assets acquired in mergers, amortization of intangibles and covenant-not-to-compete expense, the negative provision for loan losses and other-than-temporary impairment on securities available-for-sale. Additionally, we exclude acquisition and conversion expenses. We believe these items are not reflective of on-going operations and therefore "non-operating" in nature. A table reconciling core operating earnings with net income as reported under GAAP immediately follows the text of this release.

Total assets of the Company at December 31, 2005 were $3.8 billion, and were up $127.3 million from the end of 2004 but down slightly from September 30, 2005. Securities available-for-sale increased $54.1 million or 5.1% from the end of 2004, and totaled $1.1 billion at December 31, 2005. Loans receivable (including net deferred loan costs) increased $43.0 million during the fourth quarter ($101.7 million increase for the year), with a $26.0 million increase in consumer loans and a $17.2 million increase in residential mortgages being partially offset by a $1.6 million decline in commercial (real estate and C&I) loans. Indirect auto loans comprised $355.1 million or 60.9% of the consumer loan portfolio at December 31, 2005, compared with $329.7 million or 59.2% at September 30, 2005 and $244.1 million or 50.3% at December 31, 2004. The increase in securities and loans in 2005 was funded by a $30.8 million decrease in federal funds sold and increases in deposits and borrowings.

Mr. Zawadzki stated, "2005 was a transitional year in many ways for our Company, especially in our lending operations, as we worked to reduce our exposure to certain problem loans acquired from BSB while at the same time growing our loan portfolio. Our commercial portfolio decreased $42.9 million in 2005 due in large part to these work-out efforts, with much of this decrease occurring in the first half of the year. The rate of decline in our commercial portfolio slowed considerably in the second half of 2005, as our business development efforts began to produce positive results." He continued, "We had strong growth in our indirect auto lending business this year as we continued our strategy of focusing on this important business line."

Non-performing assets totaled $6.8 million at December 31, 2005, and were 0.18% of total assets, compared to $7.6 million or 0.20% of total assets at September 30, 2005, and $13.2 million or 0.36% of total assets at December 31, 2004. In addition to the non-performing loans, we had $8.6 of performing loans classified as substandard or worse at December 31, 2005, compared with $10.0 million at September 30, 2005 and $24.4 million at December 31, 2004. The allowance for loan losses covered 556.3% of non-performing loans at December 31, 2005, compared to 501.4% and 353.0% at September 30, 2005 and December 31, 2004, respectively.

Total deposits were $2.3 billion at December 31, 2005, and were up $87.0 million from the end of 2004 but down slightly from September 30, 2005. These results were significantly impacted by the expansion of our municipal banking business and the seasonal nature of this business. Municipal deposits totaled $350.7 million (15.1% of deposits) at December 31, 2005, compared with $360.3 million (15.4% of deposits) at September 30, 2005 and $262.3 million (11.7% of deposits) at the end of 2004. Mr. Zawadzki commented, "We made a concerted push in 2005 to increase the services offered to the municipalities that are such an important part of our markets, and added a relationship manager to ensure we are providing the highest level of service to these customers. As a result, we experienced a meaningful increase in this area."

Furthermore, the Company continued to experience an outflow of retail money market and savings accounts as the change in consumer sentiment toward higher yielding shorter-term time accounts and competitive pressure continued. These conditions are likely to persist in coming quarters, and may result in additional declines in money market and savings accounts.

Net interest income for the three months ended December 31, 2005 totaled $24.6 million, a decrease of $149,000 from the same period in 2004. This decrease is due to a 17 basis point decrease in our net interest margin in the fourth quarter of 2005 compared with the prior year period, partially offset by a $10.0 million increase in net interest earning assets. Our cost of funds increased 44 basis points in the fourth quarter of 2005 compared with the year ago quarter, which exceeded the increase in our earning assets yield of 23 basis points. As a result, the net interest margin for the three months ended December 31, 2005 was 2.89%, down from 3.06% in the fourth quarter of 2004. The net interest margin was 3.00% in the third quarter of 2005. Net interest income was $99.5 million for the year ended December 31, 2005, compared to $69.3 million in 2004, the increase due primarily to the full year impact in 2005 of the BSB acquisition. The net interest margin was 3.01% for the year ended December 31, 2005, compared to 3.24% for 2004. The declines in net-interest margin are primarily attributable to the flattening of the yield curve that occurred over the past year, coupled with increased deposit rates in 2005 and a larger portion of our deposits being in time accounts. If time deposits continue to become a larger portion of our deposit base, the resulting higher interest cost will put further pressure on our net interest margin, and could also cause us to increase rates on savings and money market accounts.

Non-interest income was $5.7 million for the quarter ended December 31, 2005, compared to $3.1 million in the same period of last year. The fourth quarter of 2004 was negatively impacted by a $2.8 million pre-tax writedown of Fannie Mae securities. Non-interest income increased $9.0 million or 65.1% for the year ended December 31, 2005 compared with 2004, primarily reflecting the full year impact in 2005 of the BSB acquisition.

Non-interest expenses were $19.7 million and $22.1 million for the three months ended December 31, 2005, and 2004, respectively, a decrease of $2.4 million or 11.2%. Salaries and benefits decreased $940,000 or 8.7% due primarily to a larger deferral of salaries and benefits expense resulting from a substantially higher volume of loan originations in the fourth quarter of 2005 compared with the year ago quarter. The net cost of originating loans, comprised primarily of salaries and benefits of personnel directly involved with loan originations, are deferred and amortized against future interest income in accordance with GAAP. In addition, fourth quarter 2005 bonus accruals were $460,000 lower than the year ago quarter. Marketing expense decreased $288,000 or 30.1% due primarily to the fourth quarter of 2004 being unusually high as we focused on increasing our name recognition in the new markets we entered following the BSB acquisition. Amortization of intangible assets decreased $435,000 or 18.7% due to the impact of an accelerated amortization schedule for certain intangible assets that arose from the BSB acquisition. Non-interest expenses, as a percent of average total assets was 2.06% (annualized) for the fourth quarter of 2005, an improvement from the 2.38% for the fourth quarter of 2004 (excluding acquisition and conversion expenses), due in large part to our attention to improving the efficiency of the Company. Non-interest expenses were $79.9 million or 2.15% of average total assets in 2005, compared with $64.1 million or 2.46% of average total assets (excluding acquisition and conversion expenses) in 2004. The increase in non-interest expenses in 2005 is due primarily to the impact of a full year of operating as a larger organization.

In July 2005, Partners Trust announced that it had been authorized by its Board of Directors to purchase up to 5 million shares (10%) of its then outstanding common stock. Through December 31, 2005, 2.4 million shares of common stock were repurchased by Partners Trust pursuant to such plan at an average cost per share of $11.84. The extent to which shares are repurchased will continue to depend on a number of factors including market trends and prices as well as alternative uses of capital.

The Company will conduct a conference call at 8:30 a.m. Eastern Time on January 19, 2006, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 1-877-407-8035. A webcast presentation will also be available via the Company's website at http://partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until January 26 by dialing 1-877-660-6853, account number 286, event ID number 185570.

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our "core operating earnings." In presenting core operating earnings, on a consistent basis we exclude certain large non-cash items which affect the GAAP reporting of results of operations such as net amortization of fair market value adjustments on net assets acquired in mergers, amortization of intangibles and covenant-not-to-compete expense, the negative provision for loan losses and other-than-temporary impairment on securities available-for-sale. Additionally, we exclude acquisition and conversion expenses. We believe these items are not reflective of on-going operations and therefore "nonoperating" in nature.

We utilize "core operating earnings," along with other factors, to evaluate ongoing operating performance for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use this measure as a tool to compare peer company operating performance. We believe that our presentation and discussion of "core operating earnings," together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. We also believe that the adjustments we use to calculate "core operating earnings" remove the effects of factors that are not representative of our ongoing operations and otherwise distort trends in underlying operating results. While some of these items may have occurred historically and may be considered to be recurring items for GAAP purposes, occurrence in future periods is dependent upon future business and economic factors, including for example, the ability to identify and execute on further acquisition transactions, as well as other evaluation criteria. These factors are often frequently beyond the control of Company management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 35 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

J. Daniel Mohr, Senior Vice President & Chief Financial Officer 315-731-5695

	Three months ended		Year ended
Core Operating Earnings	December 31,		December 31,
(In thousands, except per share data)	2005	2004	2005	2004

Net Income as Reported (GAAP)	$ 6,544	$ 4,017	$ 32,807	$ 12,140
Adjustments
Net amortization of premium on net assets acquired in mergers	233	1,311	2,540	2,997
Other-than-temporary impairment on securities	-	2,803	-	2,803
Acquisition and conversion expense	-	305	-	5,051
Amortization of core deposit & trust intangibles	1,802	2,238	8,007	4,908
Covenant-not-to-compete expense	89	89	355	177
Negative provision for loan loss	-	-	(9,006)	-
Total adjustments pre-tax	2,124	6,746	1,896	15,936
Related income taxes	847	2,690	756	6,354
Total adjustments after-tax	1,277	4,056	1,140	9,582
Core Operating Earnings	$ 7,821	$ 8,073	$ 33,947	$ 21,722

Diluted EPS using Core Operating Earnings	$ 0.16	$ 0.17	$ 0.70	$ 0.59

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
	December 31,	December 31,
	2005	2004
Assets	(In thousands, except share data)
Cash and due from banks	$ 58,137	$ 54,633
Federal funds sold	-	30,848
	58,137	85,481
Securities available-for-sale, at fair value	1,118,136	1,064,070
Securities held-to-maturity (fair value of $794 at December 31, 2005 and $1,242 at December 31, 2004)	792	1,241
Federal Home Loan Bank of New York ("FHLB") stock	40,252	36,394
Loans held for sale	1,518	1,107
Loans receivable	2,194,035	2,092,351
Less: Allowance for loan losses	(36,451)	(42,716)
Net loans receivable	2,157,584	2,049,635
Premises and equipment, net	26,263	29,187
Accrued interest receivable	15,131	13,333
Bank-owned life insurance	70,733	68,079
Other real estate owned and repossessed assets	216	1,055
Goodwill	242,258	245,892
Other intangible assets, net	20,343	28,889
Other assets	27,580	27,264
Total Assets	$ 3,778,943	$ 3,651,627

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$ 237,604	$ 235,994
Interest bearing	2,086,956	2,001,521
Total deposits	2,324,560	2,237,515
Borrowings	834,138	776,813
Mortgagors' escrow funds	19,819	18,691
Other liabilities	29,301	35,757
Junior subordinated obligations issued to unconsolidated subsidiary
trusts (Junior subordinated obligations)	43,202	43,202
Total Liabilities	3,251,020	3,111,978

Shareholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.0001 par value, 190,000,000 shares authorized and 50,454,791 and 49,722,984 shares issued at December 31, 2005 and December 31, 2004, respectively	5	5
Additional paid-in capital	440,270	435,604
Retained earnings	139,107	120,597
Accumulated other comprehensive (loss) income	(10,159)	394
Treasury stock (1,889,051 and 60,971 shares at December 31, 2005 and December 31, 2004, respectively)	(22,196)	(593)
Unallocated ESOP shares (1,550,875 and 1,769,688 shares at December 31, 2005 and December 31, 2004, respectively)	(12,591)	(14,293)
Unearned restricted stock awards	(6,513)	(2,065)
Total shareholders' equity	527,923	539,649
Total Liabilities and Shareholders' Equity	$ 3,778,943	$ 3,651,627

	Average Outstanding Balance
	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	$ 2,909	$ 36,168	$ 14,765	$ 32,149
Securities (1)	1,204,302	1,043,224	1,185,613	674,874
Loans held for sale	898	1,431	745	764
Loans receivable:
Residential real estate	1,111,603	1,082,054	1,087,823	748,722
Commercial real estate	307,594	300,064	313,035	224,722
Commercial and industrial	163,446	259,330	175,244	166,191
Consumer, including home equity loans	569,997	479,163	515,074	286,940
Total loans receivable	2,152,640	2,120,611	2,091,176	1,426,575
Net deferred costs	12,822	13,242	10,069	6,215
Loans receivable, net of net deferred costs	2,165,462	2,133,853	2,101,245	1,432,790
Total earning assets	3,373,571	3,214,676	3,302,368	2,140,577

Non-earning assets	404,773	427,292	408,616	259,902
Total assets	$ 3,778,344	$ 3,641,968	$ 3,710,984	$ 2,400,479

Interest bearing liabilities:
Savings deposits	$ 275,240	$ 304,738	$ 291,416	$ 237,248
Money market accounts	531,902	551,052	524,517	341,224
NOW accounts	235,724	219,198	232,809	152,518
Time accounts	1,065,959	955,989	1,008,174	595,391
Borrowings (2)	824,111	753,061	796,903	518,415
Junior subordinated obligations issued
to unconsolidated subsidiary trusts	43,202	43,202	43,202	20,067
Total interest bearing liabilities	2,976,138	2,827,240	2,897,021	1,864,863

Non-interest bearing deposits	231,207	242,017	234,934	167,139
Other non-interest bearing liabilities	28,646	26,919	34,400	21,475
Total liabilities	3,235,991	3,096,176	3,166,355	2,053,477
Shareholders' equity	542,353	545,792	544,629	347,002
Total liabilities and shareholders'
equity	$ 3,778,344	$ 3,641,968	$ 3,710,984	$ 2,400,479

(1) The amounts shown are amortized cost and include FHLB stock.
(2) Borrowings include mortgagors' escrow funds.

	December 31, 2005		September 30, 2005		December 31, 2004
	(In thousands)

	Amount	Percent	Amount	Percent	Amount	Percent
Loan portfolio composition:
Residential real estate	$ 1,119,952	51.4%	$ 1,102,793	51.6%	$ 1,081,256	51.8%
Commercial real estate	304,458	14.0%	310,019	14.5%	339,587	16.3%
Commercial and industrial	173,113	7.9%	169,157	7.9%	180,897	8.7%
Consumer, including home equity loans	583,059	26.7%	557,123	26.0%	485,057	23.2%
Total loans receivable	2,180,582	100.0%	2,139,092	100.0%	2,086,797	100.0%
Plus (less):
Net deferred loan costs	13,453		11,907		5,554
Allowance for loan losses	(36,451)		(37,142)		(42,716)
Net loans receivable	$ 2,157,584		$ 2,113,857		$ 2,049,635

Deposit composition:
Non-interest bearing checking	$ 237,604	10.2%	$ 250,912	10.7%	$ 235,994	10.5%
Interest bearing-checking	251,435	10.8%	234,663	9.9%	227,341	10.2%
Total checking	489,039	21.0%	485,575	20.6%	463,335	20.7%
Savings	271,424	11.7%	278,720	11.9%	300,678	13.4%
Money market	524,965	22.6%	501,164	21.4%	543,591	24.3%
Time	1,039,132	44.7%	1,081,560	46.1%	929,911	41.6%
Total deposits	$ 2,324,560	100.0%	$ 2,347,019	100.0%	$ 2,237,515	100.0%

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(In thousands, except share data)
Interest income:
Loans, including fees	$ 30,437	$ 28,984	$ 116,645	$ 80,158
Federal funds sold and interest bearing deposits	9	178	337	459
Securities	13,766	11,025	52,755	27,272
Total interest income	44,212	40,187	169,737	107,889

Interest expense:
Deposits:
Savings accounts	227	229	956	764
Money market accounts	2,472	1,498	7,886	3,193
Time accounts	8,850	7,137	31,660	17,169
NOW accounts	123	108	467	285
	11,672	8,972	40,969	21,411
Borrowings:
Repurchase agreements	119	96	380	263
FHLB advances	6,974	5,650	25,524	15,482
Mortgagors' escrow funds	57	64	265	198
	7,150	5,810	26,169	15,943
Junior subordinated obligations	823	689	3,068	1,243
Total interest expense	19,645	15,471	70,206	38,597
Net interest income	24,567	24,716	99,531	69,292
Provision for loan losses	-	-	(9,006)	1,160
Net interest income after provision for loan losses	24,567	24,716	108,537	68,132

Non-interest income:
Service fees	4,153	4,171	15,904	11,752
Trust and investment services	725	781	3,144	2,404
Income from bank-owned life insurance	650	701	2,654	1,927
Other-than-temporary impairment of securities	-	(2,803)	-	(2,803)
Net gain (loss) on sale of securities available-for-sale	38	(7)	196	(75)
Net gain on sale of loans	56	15	207	208
Other income	55	259	749	427
Total non-interest income	5,677	3,117	22,854	13,840

Non-interest expense:
Salaries and employee benefits	9,828	10,768	39,725	30,580
Occupancy and equipment expense	2,211	2,347	8,228	5,276
Marketing expense	667	955	2,946	2,188
Professional services	985	1,068	3,587	2,520
Technology expense	1,707	1,652	7,582	5,931
Amortization of intangible assets	1,891	2,326	8,362	5,086
Acquisition and conversion expense	-	305	-	5,051
Other expense	2,370	2,714	9,508	7,511
Total non-interest expense	19,659	22,135	79,938	64,143
Income before income tax expense	10,585	5,698	51,453	17,829
Income tax expense	4,041	1,681	18,646	5,689
Net income	$ 6,544	$ 4,017	$ 32,807	$ 12,140

Basic earnings per share	$ 0.14	$ 0.09	$ 0.69	$ 0.34
Diluted earnings per share	$ 0.14	$ 0.08	$ 0.68	$ 0.33

Basic weighted average shares outstanding	46,815,867	47,119,851	47,555,734	36,003,260
Diluted weighted average shares outstanding	47,883,124	48,271,672	48,496,517	36,849,949

All share and per share amounts for 2004 have been restated giving effect to the 1.9502 exchange ratio in the Company's second step conversion on July 14, 2004.
	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Selected Financial and Other Data: (1)
Performance Ratios:
Return on Average Assets:
Using GAAP earnings	0.69%	0.44%	0.88%	0.51%
Using Core Operating Earnings	0.82%	0.88%	0.91%	0.91%

Return on Average Equity:
Using GAAP earnings	4.79%	2.93%	6.02%	3.50%
Using Core Operating Earnings	5.72%	5.89%	6.23%	6.26%

Return on Average Tangible Equity:
Using GAAP earnings	9.40%	5.95%	11.94%	6.14%
Using Core Operating Earnings	11.23%	11.95%	12.35%	10.98%

Efficiency ratio: (2)
Using GAAP earnings	65.20%	72.27%	65.53%	74.76%
Using Core Operating Earnings	58.48%	61.06%	57.48%	60.82%

Interest rate information:
Yield on assets	5.20%	4.97%	5.14%	5.04%
Cost of funds	2.62%	2.18%	2.42%	2.07%
Net interest rate spread	2.58%	2.79%	2.72%	2.97%
Net interest margin (3)	2.89%	3.06%	3.01%	3.24%

	December 31, 2005	December 31, 2004
Equity ratios:
Book value per share	$ 11.23	$ 11.27
Book value per share,
including unallocated ESOP shares	10.87	10.87
Tangible book value per share	5.64	5.53
Tangible book value per share
including unallocated ESOP shares	$ 5.46	$ 5.33
Tier 1 leverage ratio	9.02%	9.07%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.
(3)	Net interest income divided by average earning assets.

	December 31, 2005	September 30, 2005	December 31, 2004
Asset Quality:	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$ 1,701	$ 1,576	$ 1,885
Commercial real estate	3,775	3,366	5,525
Commercial	523	828	3,178
Consumer (1)	406	651	642
Total non-accruing loans	6,405	6,421	11,230
Accruing loans delinquent 90 days or more	148	987	871
Total non-performing loans	6,553	7,408	12,101
Other real estate owned and repossessed assets	216	142	1,055
Total non-performing assets	$ 6,769	$ 7,550	$ 13,156

Non-performing loans to total loans	0.30%	0.35%	0.58%
Non-performing assets to total assets	0.18%	0.20%	0.36%
Allowance for loan losses to non-performing loans	556.25%	501.38%	353.00%
Allowance for loan losses to total loans (2)	1.67%	1.74%	2.05%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 37,142	$ 50,593	$ 42,716	$ 8,608
Charge-offs	(3,111)	(11,524)	(15,586)	(14,490)
Recoveries	2,420	3,647	18,327	7,083
Provision for loan losses	-	-	(9,006)	1,160
Allowance acquired/recorded in BSB acquisition	-	-	-	40,355
Allowance for loan losses at end of period	$ 36,451	$ 42,716	$ 36,451	$ 42,716

Net (charge-offs) recoveries to average loans (annualized)	(0.13%)	(1.42%)	0.13%	(0.52%)

	2005				2004
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 44,212	$ 43,324	$ 41,819	$ 40,382	$ 40,187
Interest expense	19,645	18,044	16,739	15,778	15,471
Net interest income	24,567	25,280	25,080	24,604	24,716
Provision for loan losses	-	(9,006)	-	-	-
Net interest income after provision for loan losses	24,567	34,286	25,080	24,604	24,716
Other-than-temporary impairment of securities	-	-	-	-	(2,803)
Net gain (loss) on sale securities available-for-sale	38	82	76	-	(7)
Other non-interest income	5,639	5,775	5,784	5,460	5,927
Acquisition and conversion expense	-	-	-	-	305
Other non-interest expense	19,659	19,457	20,313	20,509	21,830
Income before income tax expense	10,585	20,686	10,627	9,555	5,698
Income tax expense	4,041	7,560	3,683	3,362	1,681
Net income	$ 6,544	$ 13,126	$ 6,944	$ 6,193	$ 4,017
Basic earnings per share	$ 0.14	$ 0.27	$ 0.15	$ 0.13	$ 0.09	(3)
Diluted earnings per share	$ 0.14	$ 0.27	$ 0.14	$ 0.13	$ 0.08	(3)
Basic weighted average shares outstanding	46,815,867	47,788,582	47,480,826	47,720,041	47,119,851	(3)
Diluted weighted average shares outstanding	47,883,124	48,880,235	48,255,189	48,558,070	48,271,672	(3)
Dividends paid per share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.06	(3)
Net interest margin (1)	2.89%	3.00%	3.08%	3.10%	3.06%
Return on average assets	0.69%	1.39%	0.76%	0.69%	0.44%
Return on average equity	4.79%	9.48%	5.12%	4.61%	2.93%
Efficiency ratio (2)	65.20%	62.78%	65.88%	68.35%	72.27%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and
	non-interest income, excluding gains or losses on securities and loans.
(3)	Restated giving effect to the 1.9502 exchange ratio in the Company's second step conversion on July 14, 2004.